UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 29, 2013

EXACT SCIENCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-32179	02-0478229
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

441 Charmany Drive

Madison, WI 53719

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (608) 284-5700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 29, 2013, based upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors of Exact Sciences Corporation (the “Company”), approved an increase in the size of the Company’s Board of Directors to eight directors and appointed Thomas D. Carey to fill the newly created vacancy to serve as a Class III director until the 2015 Annual Meeting of Stockholders.

Mr. Carey has been a member at Spencer Stuart, a global executive search firm, since 2010, where he is responsible for leading the firm’s global efforts in providing board services to companies within all segments of the healthcare market. Prior to joining Spencer Stuart, Mr. Carey was with Russell Reynolds Associates from 2001 to 2010 where he served as a Partner and Co-Head of the firm’s Global Life Sciences Practice.  Prior to entering the search industry, Mr. Carey served as an investment banker and then chief financial officer of both private and public healthcare and information technology companies.  Mr. Carey earned a bachelor’s degree from the College of the Holy Cross and an MM degree in management policy from the Kellogg Graduate School of Management at Northwestern University.  Following the Company’s 2013 Annual Meeting of Stockholders, Mr. Carey will serve as a member of the Company’s Audit Committee and Compensation Committee.

Mr. Carey will receive compensation for his service as a director in accordance with the Company’s Non-Employee Director Compensation Policy (the “Director Compensation Policy”), which is described under the caption “Compensation Policy for Non-Employee Directors” in the Proxy Statement for the Company’s 2013 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 30, 2013.  Pursuant to the Director Compensation Policy, in connection with his initial appointment to the Board of Directors, Mr. Carey received a stock option award covering 15,620 shares of Company common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXACT SCIENCES CORPORATION

Date: May 3, 2013	By:	/s/ Maneesh Arora
Maneesh Arora
Chief Operating Officer